Exhibit 5.1

February 5, 2025

Mag Mile Capital, Inc.

1141 W. Randolph St.

Suite 200

Chicago, IL 60607

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

Allen & Thomas, LLP has acted as special, Oklahoma counsel to Mag Mile Capital, Inc., an Oklahoma corporation (the “Company”), on certain matters relating to the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) representing the resale of up to 1,788,227 shares of common stock by a selling shareholder, each share having a par value of $0.0001 (the “Shares”).

In rendering our opinion, we have reviewed certain documents pertaining to the Company and this Offering, including the following:

(i)	Registration Statement;

(ii)	Amended Certificate of Incorporation of the Company; and

(iii)	Exhibits to the Registration Statement, including the Company’s Bylaws.

We have made certain assumptions in rendering this opinion, including that documents reviewed by us were true and correct originals or copies of original documents, that signatures upon such documents were genuine, that representations of officers of the Company and others were correct as to questions of fact, that persons identified as officers of the Company are actually serving as such, that the persons executing the documents had legal capacity to execute such documents, and that resolutions of the Company have been made in accordance with the bylaws and other governing documents of the Company.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and non-assessable. Our opinion is expressed with respect to the Oklahoma General Corporation Act.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

Mag Mile Capital, Inc.
February 5, 2025

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the discussion of this opinion letter therein, and to being named in the Registration Statement as having provided counsel to the Company on certain matters related to the preparation and filing of the Registration Statement.

Sincerely,

ALLEN & THOMAS, LLP

By:	/s/ Cannon McMahan
Cannon McMahan,
For Allen & Thomas, LLP